As filed with the Securities and Exchange Commission on May 5, 2022

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLACK HILLS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

South Dakota	46-0458824
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7001 Mount Rushmore Road
Rapid City, SD 57702
(Address of Principal Executive Offices, Including Zip Code)

Amended and Restated 2015 Omnibus Incentive Plan
(Full Title of the Plan)

Brian G. Iverson
Senior Vice President, General Counsel and Chief Compliance Officer
Black Hills Corporation
7001 Mount Rushmore Road
Rapid City, South Dakota 57702
(Name and Address of agent for service)

(605) 721-1700
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	□
Non-accelerated filer	□	Smaller reporting company	□
		Emerging growth company	□

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 1,700,000 shares of Common Stock, par value $1.00 per share, of Black Hills Corporation (the “Registrant,” the “Company,” “we,” “our,” or “us”), issuable under the Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan”). The amendment to increase the number of shares available for issuance under the 2015 Plan from 1,200,000 to a total of 2,900,000 was approved by the Board of Directors of the Company on February 24, 2022 and by the shareholders of the Company on April 26, 2022.

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, the contents of the Registration Statement on Form S-8 of the Registrant filed on April 29, 2015 (File No. 333-203714), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not replaced hereby.

In addition, the number of shares of Common Stock available for issuance under the 2015 Plan will be increased by the number of shares subject to awards that were outstanding under the Black Hills Corporation Amended and Restated 2005 Omnibus Incentive Compensation Plan that terminate, expire or lapse for any reason. Such shares may be registered for issuance under the 2015 Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

Item 3. Incorporation of Documents by Reference.

The following documents filed by Company with the Commission are incorporated by reference in this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which incorporates by reference certain portions of our definitive proxy statement for the Company’s 2022 Annual Meeting of Shareholders filed on March 17, 2022;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022;
(c)	The Company’s Current Report on Form 8-K filed on April 28, 2022; and
(d)
The description of the Company’s Common Stock contained in the Description of Securities filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including any amendment or report filed for the purpose of updating the description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 5. Interests of Named Experts and Counsel.

Brian G. Iverson, Senior Vice President, General Counsel and Chief Compliance Officer of the Company, whose opinion with respect to the common stock is filed as Exhibit 5 hereto, is an officer of the Company, and beneficially owns as of April 29, 2022, 37,559 shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 47-1A-851 of the South Dakota Codified Laws allows a corporation to indemnify any person who was, is, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be, in the case of conduct in an official capacity, in the best interests of the corporation, and in all other cases, at least not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Unless ordered by a court, the corporation may not indemnify a director (a) in respect of a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct in Section 47-1A-851, or (b) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity.

Our amended and restated bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by reason of the fact that such person is or was serving or has agreed to serve as a director or officer of us or, at our request, of another corporation or entity, who acted in good faith and in a manner which such person reasonably believed to be within the scope of such person’s authority and in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe their conduct was unlawful, against liability incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. With respect to proceedings by or in our right to procure judgment in our favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. In addition, we have entered into specific agreements with our directors and officers providing for indemnification of such persons under certain circumstances.

Our articles of incorporation also eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director’s liability (a) for any breach of the director’s duty of loyalty to us or our shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions by directors in violation of the South Dakota Codified Laws, or (d) for any transaction for which the director received an improper personal benefit.

We carry directors’ and officers’ liability insurance to insure our directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Articles of Incorporation of the Registrant (filed as Exhibit 3 to the Registrant’s Form 8-K filed on February 5, 2018).
4.2	Amended and Restated Bylaws of the Registrant dated April 24, 2017 (filed as Exhibit 3 to the Registrant’s Form 8-K filed on April 28, 2017).
4.3	Form of Stock Certificate for Common Stock, Par Value $1.00 Per Share (filed as Exhibit 4.9 to the Registrant’s Registration Statement on Form S-3 filed on November 27, 2002).
5	Opinion of Brian G. Iverson.
23.1	Consent of Brian G. Iverson (included in Exhibit 5).
23.2	Consent of Deloitte & Touche LLP.
99
Black Hills Corporation Amended and Restated 2015 Omnibus Incentive Plan (filed as Appendix A to the Registrant’s definitive proxy statement for the 2022 Annual Meeting of Shareholders filed on March 17, 2022).

24	Powers of Attorney (included on the signature page to this Registration Statement).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rapid City, State of South Dakota, on the 5th day of May 2022.

BLACK HILLS CORPORATION

By:    /s/ Linden R. Evans
    Linden R. Evans
    President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of Black Hills Corporation, hereby severally constitute and appoint Linden R. Evans and Brian G. Iverson, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

Steven R. Mills	Director and Chairman	May 5, 2022
/s/ Steven R. Mills

/s/ Linden R. Evans	Director, President and Chief Executive Officer	May 5, 2022
Linden R. Evans	(Principal Executive Officer)

/s/ Richard W. Kinzley	Senior Vice President and Chief Financial Officer	May 5, 2022
Richard W. Kinzley	(Principal Financial and Accounting Officer)

/s/ Barry M. Granger	Director	May 5, 2022
Barry M. Granger

/s/ Tony A. Jensen	Director	May 5, 2022
Tony A. Jensen

/s/ Kathleen S. McAllister	Director	May 5, 2022
Kathleen S. McAllister

/s/ Robert P. Otto	Director	May 5, 2022
Robert P. Otto

/s/ Scott M. Prochazka	Director	May 5, 2022
Scott M. Prochazka

/s/ Rebecca B. Roberts	Director	May 5, 2022
Rebecca B. Roberts

/s/ Mark A. Schober	Director	May 5, 2022
Mark A. Schober

/s/ Teresa A. Taylor	Director	May 5, 2022
Teresa A. Taylor

/s/ John B. Vering	Director	May 5, 2022
John B. Vering